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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Activate.net Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-32560, 333-55508, 333-58980) on Form S-8 and (No. 333-58284) on
Form S-3 of Loudeye Technologies, Inc. of our report dated March 30, 2001, except as to note 12 which is as of December 4, 2001, with respect to the consolidated balance sheets of Activate.net Corporation as of December 31, 1999 and 2000, the related consolidated statements of operations, stockholder's equity, and cash flows for the period from November 17, 1999 to December 31, 1999 and the year ended December 31, 2000, and the consolidated statements of operations, stockholders' deficit, and cash flows for the period from January 1, 1999 through November 16, 1999, which report appears in the Form 8-K of Loudeye Technologies, Inc. dated December 7, 2001.

Our report dated March 30, 2001, except as to note 12 which is as of December 4, 2001, contains an explanatory paragraph that states that Activate.net Corporation has suffered recurring losses from operations and negative operating cash flows that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements of Activate.net Corporation do not include any adjustments that might result from the outcome of this uncertainty.


/s/ KPMG LLP


Seattle, Washington
December 7, 2001